Exhibit 4.21

AMENDMENT TO THE CONTACT CENTER SERVICE AGREEMENT BETWEEN ORBITALL SERVIÇOS E PROCESSAMENTO DE INFORMAÇÕES COMERCIAIS S.A. AND TNL CONTAX S.A.

Parties

a)    Contractor(s): ORBITALL SERVIÇOS E PROCESSAMENTO DE INFORMAÇÕES COMERCIAIS LTDA, with registered offices at Rua Manoel Coelho, no. 600, 1º Piso, in the city of São Caetano do Sul, State of São Paulo, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 00.006.878/0001-34.

b)    Contracted Party: TNL CONTAX S.A., with registered offices at Rua da Passeio, nº 48 ao 56, in the city and State of Rio de Janeiro, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 02.757.614/0001-48.

1.     History

Considering that:

a)    On April 1, 2004, the Parties agreed to the Contact Center Service Agreement:

b)    The Parties agreed to establish the current Amendment to the Agreement, in order to alter the scope, extend the contract term, and alter the readjustment conditions.

c)The Parties agreed to sign the current Amendment (hereinafter referred to as “Amendment”), which will be ruled by the terms and conditions hereinafter.

2.     Amendment

2.1 Changes in the Scope

The Parties agree to alter the scope of the Agreement, excluding from the object, starting on December 18, 2009, the operations stated on Appendix 1 of this amendment, without payment of fine by the Contractor.

2.2 Price

The Parties agree that the prices will remain unaltered for the operations remaining in the contract, not being readjusted, given the appropriate economic-financial balance of the Agreement.

2.3 Term of Validity

The parties agree that starting on December 18, 2009, the validity of the remaining operations of the contract in question will remain in force for 1 (one) year (“Term of Validity”), being automatically renewed for equal and successive periods of 1 (one) year in the absence of notification by one of the Parties to the other, 30 (thirty) days prior to termination, communicating its intention not to renew it, without the activation of the termination clauses specified in the Agreement.

2.4 Readjustment – Amendment of the adjustment clause in the contract and its amendments according to the conditions listed below.

PRICE ADJUSTMENTS – Parties may plead price adjustment by notice in writing within 30 (thirty) days before the intended date for the new prices.

A minimum period of at least 12 (twelve) months should be observed, from the date of the last price adjustment or the beginning of each respective operation and the date of the plea of the new price adjustment.

2.4.1      If no agreement between the parties regarding the rates payable for the period desired are reached, the agreed conditions firmed earlier remain in effect until the finalization of the readjustment.

2.4.2      In case the agreement is dissolved, the operations will be kept under the same conditions contracted until the effective dissolution of the agreement.

3.     Ratification

The parties expressly ratify all other terms and conditions of the amended Agreement.

4.     Law and Jurisdiction

The present amendment will be regulated by the laws of the Federative Republic of Brazil and interpreted in accordance with its provisions, with the Parties ratifying the election of the Forum provided in the Agreement as competent to resolve any questions regarding the Agreement or this Amendment.

The Contractor(s) legal representative(s), as qualified (s) in item 1 of this instrument, signed below.

Contractor(s):            _________________________                   _________________________

 Name:                                                            Name:

CPF/MF.:                                                       CPF/MF.:

Contracted Party:        _________________________                   _________________________

 Name:                                                            Name:

CPF/MF.:                                                       CPF/MF.:

Witnesses:                   _________________________                   _________________________

 Name:                                                            Name:

CPF/MF.:                                                       CPF/MF.:

APPENDIX 1

The operations that will be discontinued from the mentioned Agreement between Orbitall and TNL Contax are:

a.       Itaucard´s Operations: all contact center operations related to the Itaucard.

b.       Itaú Financial Operations: all contact center operations relating to the Financeiras do Itaú, such as, FIC´s (Financeira Itaú CBD) Operations, FAI´s (Financeira Americanas Itaú) Operations, FIT´s (Financeira Itaú Taií) Operations and Marisa´s Operations.

In witness whereof, the parties execute this present instrument in two (2) counterparts of equal content and form, before two (2) witnesses.

São Paulo, December 18, 2009.